Exhibit 99.2

NexTier Announces Second Quarter 2021 Financial and Operational Results

HOUSTON, Texas (August 4, 2021) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported second quarter 2021 financial and operational results.
Second Quarter 2021 Results & Recent Highlights
•Generated total revenue of $292.1 million in Q2 2021, reflecting an increase of 28% compared to Q1 2021
•Reported fracturing and integrated wireline revenue of $239.2 million in Q2 2021, reflecting a sequential increase of 27%
•Reported net loss of $31.8 million in Q2 2021, compared to net loss of $54.5 million in the prior quarter
•Reported SG&A of $20.7 million in Q2 2021, reflecting an increase of 29% versus Q1 2021
•Reported Adjusted SG&A(1) of $20.1 million in Q2 2021, reflecting a sequential decrease of 5%
•Reported EBITDA of $15.2 million in Q2 2021, reflecting an increase of $18.8 million compared to the prior quarter
•Reported Adjusted EBITDA(1) of $5.3 million in Q2 2021, compared to $0.7 million in Q1 2021
•Averaged 20 deployed and 18 fully-utilized fleets in Q2 2021 vs. 18 deployed and 15 fully-utilized fleets in Q1 2021
•Exited Q2 2021 with 21 fleets deployed and 2 additional staffed fleets ready for Q3 2021 deployment
•Ended Q2 2021 with total liquidity of $372.0 million, including $250.4 million of cash; no debt maturities through 2025
•Expect Q3 2021 organic NexTier standalone sequential revenue growth of over 25%, enabled by Q2 fleet activation costs
•Entered into an agreement to acquire Alamo Pressure Pumping, LLC, a pure-play pressure pumper focused on next-gen equipment in the Permian
•Including September 2021 results for Alamo, projected combined revenue growth for Q3 2021 of 35-44%
•Investor presentation detailing the Alamo transaction is available on NexTier’s Investor Relations website

Management Commentary
“We are pleased with the progress on our growth strategy both organically and with the announced acquisition of Alamo Pressure Pumping,” said Robert Drummond, President and Chief Executive Officer of NexTier. “Commodity prices and economic activity continued to improve throughout the second quarter, leading to a strong recovery in completions activity and an unusual amount of near-term opportunities to deploy additional fleets. Our response to the significant level of concentrated growth included costly investments for activating and staffing fleets to be deployed in the third quarter beginning in July. These growing pains, out of period costs, and transitory startup inefficiencies, impacted our second quarter profitability. Nevertheless, we remain confident that our investments will allow us to harvest the benefits during the second half of this year and beyond.”
“NexTier achieved sequential revenue growth of 28%, driven by continued improvement in completions activity and demand for our next gen frac equipment,” said Kenny Pucheu, Executive Vice President and Chief Financial Officer of NexTier. “Offsetting some of the sequential top-line growth was an estimated $17 million of EBITDA impact resulting from operational and structural startup inefficiencies in our frac business, compounded by fleet activation costs for deployments planned in the third quarter. Having already funded the major costs to deploy, we stand ready to efficiently meet another quarter of strong growth and customer demand.”
Second Quarter 2021 Financial Results
Revenue totaled $292.1 million in the second quarter of 2021, compared to $228.4 million in the first quarter of 2021. The sequential improvement in revenue was driven by increased activity levels and added capacity in all business lines and improvements in net pricing.
Net loss totaled $31.8 million, or $0.15 per diluted share, in the second quarter of 2021, compared to $54.5 million, or $0.25 per diluted share in the first quarter of 2021. Adjusted net loss(1) totaled $41.7 million, or $0.19 per diluted share, in the second quarter of 2021, compared to Adjusted net loss of $50.3 million, or $0.23 per diluted share, in the first quarter of 2021.
Selling, general and administrative expense (“SG&A”) totaled $20.7 million in the second quarter of 2021, compared to SG&A of $16.1 million in the first quarter of 2021. Adjusted SG&A(1) totaled $20.1 million in the second quarter of 2021, compared to Adjusted SG&A of $21.2 million in the first quarter of 2021.
Adjusted EBITDA(1) totaled $5.3 million in the second quarter of 2021, compared to Adjusted EBITDA of $0.7 million in the first quarter of 2021.
Second Quarter 2021 Management Adjustments
EBITDA(1) for the second quarter was $15.2 million. When excluding net management adjustments of $9.9 million, adjusted EBITDA for the second quarter was $5.3 million. Management adjustments included a gain on estimated insurance recovery in excess of book value from a fire, a reduction in a pre-merger tax audit estimate, and a gain on an equity security, partially offset by stock compensation expense, bad debt expense related to the Well Support Services divestiture, and estimated legal expenses related to pre-merger litigation. Approximately $8.8 million of total net management adjustments were cash, mostly related to the insurance recovery.
Completion Services
Revenue in our Completion Services segment totaled $268.8 million in the second quarter of 2021, compared to $209.0 million in the first quarter of 2021. The sequential increase was primarily driven by increased activity in all completions product and services lines, improved pricing, and new fleet deployments. Adjusted Gross Profit totaled $20.4 million in the second quarter of 2021, compared to $15.4 million in the first quarter of 2021.
Despite a fire resulting in the loss of a fleet, the Company had an average of 18 fully-utilized fracturing fleets in the second quarter of 2021, and exited the second quarter of 2021 with 19 fully-utilized and 21 deployed fleets. When taking only fracturing and integrated wireline into account, annualized Adjusted Gross Profit(1) per fully-utilized fracturing fleet totaled $4.0 million in the second quarter of 2021, compared to $4.1 million in the first quarter of 2021.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $23.3 million in the second quarter of 2021, compared to $19.4 million in the first quarter of 2021. The sequential improvement was primarily driven by increased customer activity, favorable activity mix, and some pricing improvements in our Cement business. Adjusted Gross Profit totaled $2.8 million in the second quarter of 2021, compared to Adjusted Gross Profit of $1.7 million in the first quarter of 2021.
Balance Sheet and Capital
Total debt outstanding as of June 30, 2021 totaled $334.4 million, net of debt discounts and deferred finance costs and excluding lease obligations. As of June 30, 2021, total available liquidity was $372.0 million, comprised of cash of $250.4 million, and $121.6 million of available borrowing capacity under our asset-based credit facility.
Total cash provided by operating activities during the second quarter of 2021 was $14.6 million and cash used in investing activities was $33.9 million, resulting in a free cash flow(1) use of $19.3 million in the second quarter of 2021. Excluding acquisition, integration, and expansion costs of $0.1 million, market driven costs of $0.4 million, and other miscellaneous costs of $0.4 million, adjusted free cash flow use(1) totaled $18.5 million in the second quarter of 2021.
Acquisition of Alamo Pressure Pumping
On August 4, 2021, NexTier announced that it entered into an agreement to acquire 100% of the equity interests of Alamo Pressure Pumping, LLC (“Alamo”). For additional information related to the acquisition, please reference the Company’s press release issued today and available on the Press Releases section of NexTier’s Investor website at https://investors.nextierofs.com/ir-press-releases. Additionally, an investor presentation detailing the transaction is available on the Presentations section of the Investor website at https://investors.nextierofs.com/ir-home.
Outlook
For the third quarter of 2021, NexTier standalone, expects to operate the equivalent of 21 fully-utilized frac fleets and exit the quarter with 23 frac fleets deployed. In addition, the Company will add capacity, which is expected to be highly-utilized, from Alamo following the completion of the acquisition, currently expected at the end of August 2021.

Combined, and based on this forecasted transaction close timing, revenue for the third quarter of 2021 is expected to be between $390 million and $420 million, driven by the addition of Alamo’s deployed capacity with very high utilization for approximately one month, combined with better utilization of increased Tier 4 duel fuel deployments that carries better profitability. On this base of activity, on a combined basis, we expect to generate at least $30 million of adjusted EBITDA in the third quarter of 2021. With the increased cadence of Nextier’s profitability during the back half of the second quarter, and the addition of Alamo, the Company expects to achieve a third quarter of 2021 adjusted EBITDA exit monthly run rate of $18-20 million.
With Nextier’s fleet upgrade program largely completed during the first half of 2021, combined with the addition of a frac fleet in early July 2021, the Company expects to convert two additional fleets to Tier 4 Dual Fuel during the second half of 2021 for standalone NexTier. Nextier plans to provide additional details on Alamo’s upgrade program following the completion of the transaction.
“We were very successful at conserving cash during the COVID-19 downturn, positioning us to make strategic moves like the Alamo transaction when the time was right,” added Robert Drummond. “We have frequently stated that the strength of our balance sheet was a key differentiator for NexTier and now is the time we shift to using it offensively. Our investments made in 2020 and 2021 on enhancing and standardizing our fleet combined with our merger with Alamo accelerates our strategic plans to deliver higher efficiency, lower cost integrated completion operations, with a byproduct of reduced emissions for our customers. We believe that we are now positioned for the right part of the market and at the right time.”
Coronavirus Monitoring
The Company continues our coronavirus measures focused on the safety of our partners, employees, and the communities in which we operate, while at the same time seeking to mitigate the impact on our financial position and operations. We continue to encourage our workforce to practice safe behaviors in the workplace and while away from work to help prevent community spread of COVID-19. The Company continues to assess its mitigation plans for further and prolonged impact from the coronavirus. Additional information on the Company’s response to the coronavirus can be found in its periodic reports that are filed with the Securities and Exchange Commission.

Conference Call Information
On August 5, 2021, NexTier will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss second quarter 2021 financial and operating results in addition to its Alamo acquisition announcement. Hosting the call will be management of NexTier, including Robert Drummond, President and Chief Executive Officer and Kenny Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the telephonic replay is 10158270 and will be available until August 12, 2021. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across the most active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.

(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income.

Non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted Net Income (loss), free cash flow, adjusted free cash flow, Adjusted SG&A, and annualized Adjusted gross profit per fully-utilized fracturing fleet. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the

Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, and Adjusted Net Income(loss) provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow and Adjusted free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. Annualized Adjusted Gross Profit per fully-utilized fracturing fleet is used to evaluate the operating performance of the business line for comparable periods, and the Company believes it is important as an indicator of operating performance of our fracturing and integrated wireline product line because it excludes the effects of the capital structure and certain non-cash items from the product line’s operating results. For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly with estimates for certain contingent liabilities, and estimating non-cash unrealized fair value losses and gains which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.

Non-GAAP Measure Definitions: EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted Gross Profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of merger/transaction-related costs and other non-routine items. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, including share repurchase activity. Adjusted free cash flow adjusts free cash flow for certain management adjustments. Annualized Adjusted Gross Profit per fully-utilized fleet, is a non-GAAP measure and is defined as (i) revenue less cost of services attributable to the fracturing and integrated wireline product line, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance for the fracturing and integrated wireline product line, (ii) divided by the fully-utilized fracturing and integrated wireline fleets (average deployed fleets multiplied by fleet utilization) per quarter, and then (iii) multiplied by four.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release regarding NexTier, Alamo and the combined company that are forward-looking, including projections as to the Company’s 2021 guidance and outlook information, projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on NexTier’s and Alamo’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond NexTier’s and Alamo’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which NexTier and Alamo conduct their business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets NexTier and Alamo serve; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on NexTier and Alamo operations; (viii) the effect of a loss of, or interruption in operations of, one or more key suppliers, including resulting from inflation, COVID-19 resurgence, product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price (including inflation) and availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) NexTier’s and Alamo’s ability to employ a sufficient number of skilled and qualified workers; (xiii) the level of, and obligations associated with, NexTier’s and Alamo’s indebtedness; (xiv) fluctuations in the market price of NexTier’s stock; (xv) the duration (including resurgences), impact and severity of the COVID-19 pandemic and the response thereto, including the impact of social distancing, shelter-in-place or shutdowns of non-essential businesses and similar measures imposed or undertaken by governments, private businesses or others, and the possibility of increased inflation, travel restrictions, lodging shortages or other macro-economic challenges as the economy emerges from the COVID-19 pandemic; and (xv) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the effective integration of Alamo’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response or retention of customers and vendors as a result of the announcement and/or closing of the transaction; and the diversion of management time on transaction-related issues. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the effective integration of Alamo’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response or retention of customers and vendors as a result of the announcement and/or closing of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Marc Silverberg
Partner (ICR)
marc.silverberg@icrinc.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended
	June 30, 2021	March 31, 2021

Revenue	$292,145	$228,402
Operating costs and expenses:
Cost of services	269,260	217,777
Depreciation and amortization	40,671	45,868
Selling, general and administrative expenses	20,734	16,069
Merger and integration	178	—
Gain on disposal of assets	(2,017)	(4,592)
Total operating costs and expenses	328,826	275,122
Operating loss	(36,681)	(46,720)
Other income (expense):
Other income (expense), net	11,247	(2,719)
Interest expense, net	(5,726)	(4,206)
Total other income (expense)	5,521	(6,925)
Loss before income taxes	(31,160)	(53,645)
Income tax expense	(621)	(857)
Net loss	$(31,781)	$(54,502)

Net loss per share: basic	$(0.15)	$(0.25)
Net loss per share: diluted	$(0.15)	$(0.25)

Weighted-average shares: basic	215,443	215,110
Weighted-average shares: diluted	215,443	215,110

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$250,436	$275,990
Trade and other accounts receivable, net	157,743	122,584
Inventories, net	30,974	30,068
Assets held for sale	1,516	126
Prepaid and other current assets	50,437	58,011
Total current assets	491,106	486,779
Operating lease right-of-use assets	26,704	37,157
Finance lease right-of-use assets	630	1,132
Property and equipment, net	462,447	470,711
Goodwill	104,931	104,198
Intangible assets	45,843	51,182
Other noncurrent assets	5,881	6,729
Total assets	$1,137,542	$1,157,888
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,888	$61,259
Accrued expenses	140,243	134,230
Customer contract liabilities	2,546	266
Current maturities of operating lease liabilities	11,497	18,551
Current maturities of finance lease liabilities	380	606
Current maturities of long-term debt	2,282	2,252
Other current liabilities	2,747	2,993
Total current liabilities	282,583	220,157
Long-term operating lease liabilities, less current maturities	21,145	24,232
Long-term finance lease liabilities, less current maturities	209	504
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	332,124	333,288
Other non-current liabilities	19,748	22,419
Total non-current liabilities	373,226	380,443
Total liabilities	655,809	600,600
Stockholders’ equity:
Common stock	2,157	2,144
Paid-in capital in excess of par value	998,628	989,995
Retained deficit	(508,024)	(421,741)
Accumulated other comprehensive loss	(11,028)	(13,110)
Total stockholders’ equity	481,733	557,288
Total liabilities and stockholders’ equity	$1,137,542	$1,157,888

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	June 30, 2021	March 31, 2021
Completion Services:
Revenue	$268,839	$208,981
Cost of services	248,585	199,680
Depreciation, amortization, (gain) loss on sale of assets, and impairment	34,552	34,408
Net loss	(14,298)	(25,107)
Adjusted gross profit(1)	$20,361	$15,414

Well Construction and Intervention Services:
Revenue	$23,306	$19,421
Cost of services	20,675	18,097
Depreciation, amortization, (gain) loss on sale of assets, and impairment	1,080	2,203
Net loss	1,551	(879)
Adjusted gross profit(1)	$2,756	$1,676

(1)The Company uses Adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended
	June 30, 2021	March 31, 2021
Net loss	$(31,781)	$(54,502)
Interest expense, net	5,726	4,206
Income tax expense	621	857
Depreciation and amortization	40,671	45,868
EBITDA	$15,237	$(3,571)
Plus management adjustments:
Acquisition, integration and expansion(1)	178	—
Non-cash stock compensation(2)	4,889	5,203
Market-driven costs(3)	378	7,295
Divestiture of business(4)	2,428	(785)
(Gain) loss on equity security investment(5)	(1,331)	3,693
Litigation(6)	1,638	2,137
Tax audit(7)	(8,778)	(13,328)
Insurance recovery(8)	(9,686)	—
Other	347	25
Adjusted EBITDA	$5,300	$669

(1)    Represents transaction costs related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan, excluding accelerations associated with market-driven workforce reductions.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents the gain on final cash settlement of the Basic Notes and make-whole derivative received during the first quarter of 2021 as part of the sale of the Well Support Services segment and a bad debt expense recognized in the second quarter of 2021 related to the divestiture of the segment.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increase in accrual related to contingencies acquired in business acquisitions.
(7)    Represents a reduction of the Company’s accrual related to a tax audits acquired in business acquisitions.
(8) Represents a gain on estimated insurance recovery in excess of book value due to a fire incident.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended June 30, 2021
Selling, general and administrative expenses	$20,734
Less management adjustments:
Non-cash stock compensation	(4,889)
Market-driven costs	(146)
Litigation	(1,638)
Tax audit	8,778
Divestiture of business	(2,428)
Other	(347)
Adjusted selling, general and administrative expenses	$20,064

Three Months Ended March 31, 2021
Selling, general and administrative expenses	$16,069
Less management adjustments:
Non-cash stock compensation	(5,203)
Market-driven costs	(830)
Litigation	(2,137)
Tax audit	13,328
Other	(25)
Adjusted selling, general and administrative expenses	$21,202

Three Months Ended June 30, 2020
Selling, general and administrative expenses	$38,024
Less management adjustments:
Non-cash stock compensation	(5,141)
Market-driven costs	(3,914)
Divestiture of business	728
Other	1,253
Adjusted selling, general and administrative expenses	$30,950

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended June 30, 2021
	Completion Services	WC&I	Total
Revenue	$268,839	$23,306	$292,145
Cost of services	248,585	20,675	269,260
Gross profit excluding depreciation and amortization	20,254	2,631	22,885
Management adjustments associated with cost of services	107	125	232
Adjusted gross profit	$20,361	$2,756	$23,117

	Three Months Ended March 31, 2021
	Completion Services	WC&I	Total
Revenue	$208,981	$19,421	$228,402
Cost of services	199,680	18,097	217,777
Gross profit excluding depreciation and amortization	9,301	1,324	10,625
Management adjustments associated with cost of services	6,113	352	6,465
Adjusted gross profit	$15,414	$1,676	$17,090

Three Months Ended
June 30, 2021
Frac & Integrated Wireline
Revenue	$239,176
Cost of services	$221,162
Gross profit excluding depreciation and amortization	18,014
Management adjustments associated with cost of services	$96
Adjusted gross profit	$18,110

Average hydraulic fracturing fleets deployed	$20
Fully-utilized hydraulic fracturing fleets	$18
Annualized adjusted gross profit per fully-utilized fleet	$4,024

Three Months Ended
March 31, 2021
Frac & Integrated Wireline
Revenue	$189,039
Cost of services	178,951
Gross profit excluding depreciation and amortization	10,088
Management adjustments associated with cost of services	5,316
Adjusted gross profit	$15,404

Average hydraulic fracturing fleets deployed	18
Fully-utilized hydraulic fracturing fleets	15
Annualized adjusted gross profit per fully-utilized fleet	$4,108

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended

June 30, 2021
Net cash provided by operating activities	$14,627
Net cash used in investing activities	(33,949)
Free cash flow	(19,322)
Acquisition, integration, and expansion(2)	68
Market-driven costs(2)	378
Other	352
Adjusted free cash flow	$(18,524)

Three Months Ended

March 31, 2021
Net cash used by operating activities	$(23,226)
Net cash used in investing activities(1)	(13,762)
Free cash flow	(36,988)
Market-driven costs(2)	1,423
Equity security investment	(337)
Divestiture of Business	(785)
Adjusted free cash flow	$(36,687)

(1) Excludes $34.4 million from settlement of Basic Notes.
(2) Acquisition, integration and expansion and market-driven costs in the reconciliation to Adjusted free cash flow may differ from those included in the reconciliation to Adjusted EBITDA due to cash paid in the quarter related to management adjustments.

Three Months Ended
June 30, 2021
Net loss	$(31,781)
Plus management adjustments:
Acquisition, integration and expansion	178
Non-cash stock compensation	4,889
Market-driven costs	378
Divestiture of business	2,428
(Gain) loss on equity security investment	(1,331)
Litigation	1,638
Tax audit	(8,778)
Insurance recovery	(9,686)
Other	347
Adjusted net loss	$(41,718)

Adjusted net loss per share, basic and diluted	$(0.19)

Weighted-average shares, basic and diluted	215,443

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended
March 31, 2021
Net loss	$(54,502)
Plus management adjustments:
Non-cash stock compensation	5,203
Market-driven costs	7,295
Divestiture of business	(785)
Gain (loss) on equity security investment	3,693
Litigation	2,137
Tax audit	(13,328)
Other	25
Adjusted net loss	$(50,262)

Adjusted net loss per share, basic and diluted	$(0.23)

Weighted-average shares, basic and diluted	215,110